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                                                                    Exhibit 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report, dated June 15, 2001 on the combined balance sheet of the Business Acquired by Asbury Automotive Group L.L.C. (Hutchinson Automotive Group) as of December 31, 1999, and the related combined statements of income, shareholders' equity and cash flows for the period from January 1, 2000, through June 30, 2000, and for each of the two years in the period ended December 31, 1999, (and to all references to our Firm) included in or made a part of this registration statement.




/s/ ARTHUR ANDERSEN LLP

Stamford, Connecticut
October 11, 2001